Exhibit 10.2

Harpoon Therapeutics, Inc.

Non-Employee Director Compensation Policy

Adopted: December 19, 2018

Amended and Restated: March 18, 2021

Amended and Restated: October 25, 2021

Each member of the Board of Directors (the “Board”) of Harpoon Therapeutics, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.

The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears no later than 30 days following the end of each quarter in which the service occurred, prorated for any partial quarter of service. All annual cash fees are vested upon payment.

Each Non-Employee Director may elect in writing to receive all (but not less than all) of his or her cash compensation under the Director Compensation Policy for a calendar year in the form of a stock option (each such election, an “Election”). Each such stock option will have the applicable terms and conditions set forth below. Each Election will be made no later than prior to the start of the calendar year to which the Election applies.

1. Annual Board Service Retainer:

a. All Eligible Directors: $35,000

b. Chair (as applicable): $65,000 (in lieu of above)

2. Annual Committee Member Service Retainer:

a. Member of the Audit Committee: $7,500

b. Member of the Compensation Committee: $5,000

c. Member of the Research and Development Committee: $5,000

d. Member of the Nominating and Corporate Governance Committee: $4,000

3. Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

a. Chair of the Audit Committee: $15,000

b. Chair of the Compensation Committee: $10,000

c. Chair of the Research and Development Committee: $10,000

d. Chair of the Nominating and Corporate Governance Committee: $8,000

Equity Compensation

Equity awards will be granted under the Company’s 2019 Equity Incentive Plan or any successor equity incentive plan (the “Plan”). All stock options granted under the Director Compensation Policy will be Nonstatutory Stock Options (as defined in the Plan), with a term of ten years from the date of grant (subject to earlier termination upon a termination of the Non-Employee Director’s Continuous Service (as defined in the Plan)) and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.

(a) Stock Options Granted in lieu of Annual Cash Compensation.

Without any further action of the Board, each Non-Employee Director that has properly and timely delivered an Election to the Company will automatically be granted a Nonstatutory Stock Option on the date of the annual meeting of the Company’s stockholders (each, an “Annual Meeting”) occurring in the calendar year to which the Election relates, subject to the Non-Employee Director’s Continuous Service through such date (each, an “Election Option”). Each Election Option will have a grant date value calculated based on the Black-Scholes option valuation methodology equal to the annual cash compensation that such Nonstatutory Stock Option is being granted in lieu of, provided that the number of shares covered by such Nonstatutory Stock Option will be rounded down to the nearest whole share. For Election Options granted in 2021 and thereafter, fifty percent (50%) of each Election Option will vest and become exercisable on the grant date of the Election Option and 25% of each Election Option will vest and become exercisable on each of September 30 and December 31 of the calendar year in which the Election Option is granted, subject to the Non-Employee Director’s Continuous Service through each applicable vesting date.

(b) Automatic Equity Grants.

(i)
Initial Grant for New Directors. Without any further action of the Board, each person who is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted a Nonstatutory Stock Option to purchase 20,335 shares of Company common stock (each such grant, an “Initial Grant”). Each Initial Grant will vest and become exercisable in a series of three successive equal annual installments over the three-year period measured from the date of grant, subject to the Non-Employee Director’s Continuous Service through each applicable vesting date.

(ii)
2021 Initial Chairman Grant. The Non-Employee Director who is appointed for the first time to become Chairman of the Board in calendar year 2021 will be granted, in connection with the amendment and restatement of this Director Compensation Policy on October 25, 2021, a Nonstatutory Stock Option to purchase 10,167 shares of Company common stock (each such grant, an “Initial Chairman Grant”). The Initial Chairman Grant will vest on the 1-year anniversary of the date of grant, subject to the Non-Employee Director’s Continuous Service through the vesting date.

(iii)
Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting, each person who is then a Non-Employee Director will automatically be granted a Nonstatutory Stock Option to purchase 10,167 shares of Company common stock; provided, however, that on the date of the Annual Meeting in 2022, the Non-Employee Director then serving as Chairman of the Board shall instead receive a Nonstatutory Stock Option to purchase 20,334 shares of Company common stock (each such grant, an “Annual Grant”). Notwithstanding anything to the contrary herein, if as of the date of an Annual Meeting, six months or less have elapsed since the date of grant of the Initial Grant the Non-Employee Director received, then the Non-Employee Director will not be granted a full Annual Grant and instead will be granted a prorated Annual Grant (each such grant, a “Prorated Annual Grant”) that will be subject to 5,083 shares of Company common stock; provided, however, that if as of the date of an Annual Meeting, less than three months have elapsed since the date of grant of the Initial Grant the Non-Employee Director received (or the Non-Employee Director has not yet received an Initial Grant but is then eligible to receive an Initial Grant), then the Non-Employee Director will not receive a Prorated Annual Grant (or an Annual Grant).

Each Annual Grant or Prorated Annual Grant, as applicable, will become fully vested and exercisable on the day prior to the one-year anniversary of the date of grant, subject to the Non-Employee Director’s Continuous Service through the vesting date.

(c) Change in Control. Notwithstanding the foregoing vesting schedules, for each Non-Employee

Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to the Director Compensation Policy will become fully vested and exercisable immediately prior to the closing of such Change in Control.

(d) Remaining Terms. The remaining terms and conditions of each stock option, including transferability, will be as set forth in the Company’s standard Option Agreement, in the form adopted from time to time by the Board or the Compensation Committee of the Board.

Compensation Limit

Compensation payable to Non-Employee Directors is subject to the limits on such compensation set forth in the Plan.

Expenses

The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.